Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, January 27, 2011	TRADED: Nasdaq
LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, Jan. 27 — Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales for the company’s second fiscal quarter ended December 31, 2010 compared with the corresponding quarter a year ago. Highlights of the quarter:
•	Net sales increased four percent to $316 million versus $304 million in the second quarter last year.

•	Net income totaled $34,863,000 compared with a record $39,527,000 for the corresponding quarter a year ago. Net income per diluted share was $1.25 versus $1.40 in the year-ago quarter. The current year’s quarter included pretax income of approximately $1.0 million (two cents per share after taxes) from a distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA). A year ago, second quarter results included a pretax CDSOA distribution of approximately $0.9 million (two cents per share after taxes).

•	Specialty Foods sales increased five percent in the quarter to $254.6 million, reflecting higher sales to both retail and foodservice channels. Retail sales growth benefited from increased volumes of frozen products. Sales of non-frozen retail products were aided by recently introduced items but adversely affected by the rationalization of product lines associated with last-year’s closing of one salad dressing facility. Foodservice sales improved primarily due to new programs with existing customers. Segment operating income totaled $51.4 million, off eight percent from last year’s record level as a result of increased raw material, distribution and consumer-directed marketing costs. The estimated unfavorable impact from raw material costs approximated one percent of net sales. Prior year second quarter results included approximately $1.3 million in facility closing costs.

•	Glassware and Candles sales increased one percent to $61.6 million, resulting from expanded product placements. Segment operating income totaled $4.4 million versus the prior year second quarter’s $6.1 million, primarily reflecting higher wax costs.

•	Corporate expenses in the current-year’s quarter increased approximately $0.5 million due to an increase in costs related to idle real estate that is currently held for sale.

•	The company’s balance sheet remained strong with no debt at December 31, 2010 as well as over $119 million in cash and equivalents.

•	The quarterly cash dividend was increased by 10 percent to $.33 per share.
For the six months ended December 31, 2010, net sales were $581 million compared to $558 million for the first half last year. Net income was $57,630,000, or $2.06 per diluted share. In the prior year, six-month net income totaled $67,932,000, or $2.41 per diluted share.
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Chairman and CEO John B. Gerlach, Jr. said, “We were especially pleased with the continued growth of our branded food products, but as expected marked increases in input costs impacted our operating income.”
Looking ahead, Mr. Gerlach said, “We expect that pricing actions being taken with many of our food products should help mitigate the impact of rising material costs beginning in the third quarter. We should also gain further leverage from our recently introduced Marzetti® Otria™ Greek yogurt-based veggie dips and Marzetti® Simply Dressed™ refrigerated salad dressings. However, we also expect increasing headwinds from wax and freight costs during the second half of the fiscal year, and consumer reaction to higher pricing is uncertain. While the second half comparisons to fiscal 2010 will likely continue to be challenging, our strong branded positioning, product development efforts and solid financial condition position the company well to support long-term growth.”
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, January 27, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. For example, fluctuations in material and freight costs, over which we have limited control, may significantly influence our financial results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com
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LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$316,238	$304,115	$581,289	$558,275
Cost of sales	237,994	219,338	444,974	409,791

Gross margin	78,244	84,777	136,315	148,484
Selling, general & administrative expenses	26,136	24,400	49,381	44,868
Restructuring and impairment charges	—	1,216	—	2,046

Operating income	52,108	59,161	86,934	101,570
Interest income and other — net	1,040	927	1,056	952

Income before income taxes	53,148	60,088	87,990	102,522
Taxes based on income	18,285	20,561	30,360	34,590

Net income	$34,863	$39,527	$57,630	$67,932

Net income per common share:(a)

Net income — basic and diluted	$1.25	$1.40	$2.06	$2.41

Cash dividends per common share	$.33	$.30	$.63	$.585

Weighted average common shares outstanding:
Basic	27,758	28,147	27,886	28,114
Diluted	27,785	28,176	27,911	28,145
(a)	Based on the weighted average number of shares outstanding during each period.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
NET SALES
Specialty Foods	$254,591	$243,099	$475,103	$459,440
Glassware and Candles	61,647	61,016	106,186	98,835

	$316,238	$304,115	$581,289	$558,275

OPERATING INCOME
Specialty Foods	$51,388	$56,146	$89,361	$99,298
Glassware and Candles	4,366	6,142	4,368	7,813
Corporate expenses	(3,646)	(3,127)	(6,795)	(5,541)

	$52,108	$59,161	$86,934	$101,570

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and equivalents	$119,119	$100,890
Receivables — net of allowance for doubtful accounts	87,934	67,766
Total inventories	93,721	121,509
Deferred income taxes and other current assets	21,884	27,234

Total current assets	322,658	317,399
Net property, plant and equipment	172,324	166,097
Other assets	103,570	102,957

Total assets	$598,552	$586,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,189	$41,904
Accrued liabilities	35,461	36,049

Total current liabilities	72,650	77,953
Other noncurrent liabilities and deferred income taxes	25,389	23,592
Shareholders’ equity	500,513	484,908

Total liabilities and shareholders’ equity	$598,552	$586,453

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